                                                                    Exhibit 4(f)



                                                         Share Sale and Purchase
                                                                       Agreement

                                              Rio Tinto Western Holdings Limited

                                                              Lihir Gold Limited

                                                          Aliens Arthur Robinson
                                                           Stock Exchange Centre
                                                              530 Collins Street
                                                              Melbourne VIC 3000
                                                              Tel 61 3 9614 1011
                                                              FAX 61 3 9614 4661
                                                                  www.aar.com.au

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATION                                              1
   1.1  Definitions                                                            1
   1.2  Interpretation                                                         1
   1.3  Extent of releases                                                     1

2. CONDITION                                                                   1
   2.1  Condition                                                              1
   2.2  Satisfaction of conditions                                             1

3. SALE AND PURCHASE OF THE SALE SHARES                                        1
   3.1  Sale and purchase                                                      1
   3.2  Title and property                                                     1
   3.3  Purchase price                                                         1

4. DEFERRED CONSIDERATION                                                      1
   4.1  Deferred Component                                                     1
   4.2  Deferred Tax Component                                                 1
   4.3  Bank account                                                           1

5. COMPLETION                                                                  1
   5.1  Completion and Completion Date                                         1
   5.2  Transfer of Sale Shares                                                1
   5.3  Other transactions to occur at Completion                              1
   5.4  Sequence of actions                                                    1

6. RELEASES AND INDEMNITIES                                                    1
   6.1  Releases and indemnities                                               1
   6.2  Monthly reports                                                        1

7. ACKNOWLEDGEMENT                                                             1

8. NON-FOMENTATION                                                             1

9. RIGHTS OF RIO TINTO                                                         1

10. EMPLOYEE MATTERS                                                           1
   10.1 Release of Rio Tinto Group employees                                   1
   10.2 Employment of Garrick Mendham                                          1
   10.3 Resignation of Nicholas Lambeth                                        1
   10.4 Meetings with underwriters                                             1

11. BOARD REPRESENTATION                                                       1

12. WARRANTIES                                                                 1
   12.1 Warranties by Vendor                                                   1
   12.2 Warranties by Purchaser                                                1

13. RIO TINTO GROUP POLICIES AND INITIATIVES                                   1
   13.1 Rio Tinto Group policies                                               1
   13.2 Rio Tinto initiatives                                                  1


                                                                        Page (i)

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

14. CONSULTATION WITH RIO TINTO GROUP PERSONNEL, ACCESS TO RECORDS, AND
    ACCESS TO DATA, REPORTS AND INFORMATION                                    1
   14.1 Consultation with Rio Tinto Group personnel                            1
   14.2 Access to records                                                      1
   14.3 Access to data, reports and information                                1

15. INSURANCE CLAIM                                                            1

16. LIHIR PROJECT INFORMATION                                                  1

17. NON-SOLICITATION                                                           1

18. CONFIDENTIALITY                                                            1
   18.1 SEC filing                                                             1
   18.2 Undertaking                                                            1
   18.3 Permitted disclosure                                                   1

19. ENTIRE AGREEMENT                                                           1

20. AMENDMENT                                                                  1

21. ASSIGNMENT                                                                 1

22. NO WAIVER                                                                  1

23. COSTS AND STAMP DUTY                                                       1

24. MERGER                                                                     1

25. FURTHER ASSURANCES                                                         1

26. ABSOLUTE BAR                                                               1

27. SEVERABILITY OF PROVISIONS                                                 1

28. MORATORIUM LEGISLATION                                                     1

29. ENUREMENT                                                                  1

30. GOVERNING LAW                                                              1

31. COUNTERPARTS                                                               1

32. NOTICES                                                                    1


                                                                        Page(ii)

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

DATE 10 October 2005

PARTIES

     1. RIO TINTO WESTERN HOLDINGS LIMITED (Company No. 00007132) a company registered in the United Kingdom whose registered office is 6 St. James's Square, London, SW1Y 4LD (the VENDOR)

     2. LIHIR GOLD LIMITED a company incorporated in Papua New Guinea of Level 7, Pacific Place, Corner Champion Parade and Musgrave Street, Port Moresby (the PURCHASER)

RECITALS

     A    LMC is the manager of the Lihir Project.

     B The Vendor is the beneficial owner of the Sale Shares, which comprise 100% of the issued shares in the capital of LMC.

     C In furtherance of an agreement by the Purchaser and the Rio Tinto Group to terminate the existing management arrangements in relation to the Lihir Project, the Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares on the terms set out in this Agreement.

     D By letter dated 14 September 2005 to the Purchaser's solicitors, Blake Dawson Waldron, the Bank of Papua New Guinea granted authority to execute this Agreement and to give the indemnities set out herein under the Papua New Guinea Central Banking (Foreign Exchange and Gold) Regulation.

     E On 16 September 2005, the Purchaser released a statement to the Australian Stock Exchange in relation to the subject matter of this Agreement and related matters.

IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     The following definitions apply unless the context requires otherwise.

     COMPLETION means completion of the sale and purchase of the Sale Shares under this Agreement, as provided in Clause 5.

     COMPLETION COMPONENT has the meaning given in Clause 3.3(a).

     COMPLETION DATE means 4 October 2005 or such other date as may be agreed between the Parties.

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     DEED OF ACCESSION AND AMENDMENT means the Deed of Accession and Amendment dated 17 March 1995 between Kennecott Explorations (Australia) Ltd, Niugini Mining Limited, LMC and Mineral Resources Lihir Pty Limited.

     DEFERRED COMPONENT has the meaning given in Clause 3.3(b).

     DEFERRED TAX COMPONENT has the meaning given in Clause 3.3(c).

     DIVIDEND means a dividend of US$2,450,000.00 declared by the Company on 7th October 2005.

     EFFECTIVE CONTROL means the capacity to determine (whether by influence or by exercise of enforceable rights) the outcome of decisions regarding the financial or operating policies of the Purchaser.

     GENERAL TERMINATION AND RELEASE DEED means the deed of that name between the Vendor, the Purchaser, LMC and Rio Tinto plc, in the form initialled by the Parties, to be executed at Completion in accordance with Clause 5.

     GOVERNMENTAL AGENCY means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange.

     GOVERNMENT APPROVALS means the approval of any Governmental Agency, including approval of the Bank of Papua New Guinea (under the Central Banking (Foreign Exchange and Gold) Regulation, Chapter No. 138) to the Transaction.

     GUARANTEE means the Guarantee dated 22 May 1995 of the financial obligations of LMC under the Management Agreement, given by the Vendor to the Purchaser.

     LIHIR PROJECT means the gold mining project on Niolam Island (commonly referred to as Lihir Island) in Papua New Guinea.

     LIHIR PROJECT JOINT VENTURE AGREEMENT means the Joint Venture Agreement dated 10 May 1990 between Kennecott Explorations (Australia) Ltd and Niugini Mining Limited, as amended and restated pursuant to the Deed of Amendment and Restatement of Lihir Project Joint Venture Agreement dated 6 August 1993 between Kennecott Explorations (Australia) Ltd and Niugini Mining Limited and further amended pursuant to the Deed of Accession and Amendment.

     LIHIR PROJECT MANAGEMENT AGREEMENT means the Lihir Project Management Agreement dated 6 August 1993 between LMC, Kennecott Explorations (Australia) Ltd and Niugini Mining Limited as amended pursuant to the Deed of Accession and Amendment.

     LMC means Lihir Management Company Limited, a company incorporated under the laws of Papua New Guinea, of Level 7, Pacific Place, Cnr Champion Parade & Musgrave Street, Port Moresby, Papua New Guinea.

     LOCAL COMMUNITY AGREEMENT means any compensation agreement, relocation agreement or similar agreement or understanding (including related trust arrangements) entered into with any local community group by LMC, Kennecott Explorations (Australia) Ltd, Niugini Mining Limited, the Purchaser or any other proponent (from time to time) of the Lihir Project.

     LOCAL COMMUNITY CLAIMS has the meaning given in Clause 6.1(c)(i).

     MANAGEMENT AGREEMENT means the Management Agreement dated 17 March 1995 between the Purchaser and LMC.

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     MANAGER means the manager of the Lihir Project.

     PARTIES means the parties to this Agreement.

     RELATED CORPORATION has the meaning given to that term in the Companies Act 1997 (PNG), and in relation to the Vendor, includes any other member of the Rio Tinto Group.

     RIO TINTO means the Rio Tinto Group and the directors, officers, employees, agents and representatives of each member of the Rio Tinto Group.

     RIO TINTO GROUP means each of Rio Tinto Limited and Rio Tinto plc, incorporated in England and Wales, and any company or other corporate entity or enterprise which directly or indirectly controls, is controlled by or is under common control, with Rio Tinto Limited or Rio Tinto plc. For this purpose, CONTROL means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

     RIO TINTO RIGHTS has the meaning given under Clause 9.

     SALE SHARES means two ordinary shares each fully paid in LMC, together with the benefit of all rights (including dividend rights but excluding the Dividend) attached or accruing to those shares at Completion, one share being registered in the name of the Vendor and the second share being registered in the name of Rio Tinto Nominees Limited.

     SECURITY INTEREST includes any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claim satisfied in priority to other creditors with, or from the proceeds of, any asset.

     SERVICE means any service of a technical or commercial nature provided by Rio Tinto to the Purchaser or LMC prior to Completion.

     TECHNICAL AND PROCUREMENT SERVICES AGREEMENT means the agreement of that name between the Purchaser, Technological Resources Pty Limited and Rio Tinto Services Limited, in the form initialled by the Parties, to be executed at Completion in accordance with Clause 5.

     TECHNICAL SUPPORT AGREEMENT means the Technical Support Agreement dated 30 June 1995 between LMC and Rio Tinto plc under which Rio Tinto plc agrees to provide technical and support services to LMC in connection with LMC's obligations under the Management Agreement.

     TRANSACTION means the sale of Share Sales by the Vendor to the Purchaser, the termination of the existing management arrangements in relation to the Lihir Project and the implementation of various associated arrangements, including the establishment of a transitional technical and procurement services arrangement between the Rio Tinto Group and the Purchaser.

1.2  INTERPRETATION

     Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

     (a)  The singular includes the plural, and conversely.

     (b)  A gender includes all genders.

     (c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     (d) A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

     (e)  A reference to a Clause is a reference to a clause of this Agreement.

     (f) A reference to a party to this Agreement or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).

     (g) A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document, and includes the recitals and schedules to that agreement or document.

     (h) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

     (i) A reference to dollars or $ is to the currency of the United States of America.

     (j) A reference to a right or obligation of any two or more people comprising a single party confers that right, or imposes that obligation, as the case may be, on each of them severally and each two or more of them jointly. A reference to that party is a reference to each of those people separately (so that, for example, a representation or warranty by that party is given by each of them separately).

     (k) A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

     (l) Mentioning anything after includes, including, for example, or similar expression does not limit what else might be included.

1.3  EXTENT OF RELEASES

     In this Agreement, unless the context otherwise requires:

     (a) a release from costs, claims, actions, demands, proceedings and liabilities by or in favour of a corporation extends to any Related Corporation of the corporation and to the directors, officers, employees, agents and representatives from time to time of the corporation and any such Related Corporation; and

     (b) a release from costs, claims, actions, demands, proceedings and liabilities by or in favour of a person who is an officer of a corporation applies to that person personally and in that person's capacity as such officer.

2.   CONDITION

2.1  CONDITION

     This Agreement is subject to, and conditional upon:

     (a) obtaining the authority of the Bank of Papua New Guinea under the Papua New Guinea Central Banking (Foreign Exchange and Gold) Regulation (in a form satisfactory to the Vendor and the Purchaser) in relation to the indemnities and guarantees to be given by the

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

          Purchaser and LMC (as applicable) in this Agreement, the General Termination and Release Deed and the Technical and Procurement Services Agreement; and

     (b) a resolution approving the Transaction having been duly passed by the directors of the Purchaser, it being understood that John O'Reilly and Neil Swan will not participate in the passing of such resolution.

2.2  SATISFACTION OF CONDITIONS

     The Parties acknowledge that the conditions set out in Clause 2.1 have been satisfied.

3.   SALE AND PURCHASE OF THE SALE SHARES

3.1  SALE AND PURCHASE

     The Vendor, as legal and beneficial owner, agrees to sell the Sale Shares free from all Security Interests, and the Purchaser agrees to buy the Sale Shares, on the terms set out in this Agreement.

3.2  TITLE AND PROPERTY

     Title to and property in the Sale Shares will, subject to the provisions of this Agreement, pass to the Purchaser on Completion.

3.3  PURCHASE PRICE

     The purchase price for the Sale Shares will be:

     (a)  two Kina, payable at Completion (the COMPLETION COMPONENT); plus

     (b)  a deferred amount equal to the sum of:

          (i) LMC's total cash holding as at Completion less any amount of the Dividend remaining unpaid as at Completion; and

          (ii) all moneys owing by the Purchaser to LMC as at Completion, including all outstanding or accrued management fees owing to LMC by the Purchaser under the Management Agreement for the period up to and including the Completion Date; less

          (iii) all moneys accrued or owing by LMC to the Purchaser as at Completion,

          (the DEFERRED COMPONENT); plus

     (c) an additional deferred amount equal to the net income tax credit available to LMC as at the Completion Date (after taking into account any income tax liability referable to the period from 1 January 2005 to the Completion Date), as disclosed by the pro forma tax return referred to in Clause 4.2 below, such credit being comprised largely of the amounts referable to 2005 provisional income tax instalments paid by LMC (the DEFERRED TAX COMPONENT).

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

4.   DEFERRED CONSIDERATION

4.1  DEFERRED COMPONENT

     The Deferred Component must be determined on the basis of audited accounts for LMC prepared as at the Completion Date. The Purchaser must arrange for such accounts to be prepared and audited as soon as possible following Completion. The Deferred Component must be paid by the Purchaser to the Vendor by electronic funds transfer in immediately available funds to the bank account nominated in Clause 4.3 within seven days after the date on which the auditor of LMC has issued an audit opinion in respect of the accounts.

4.2  DEFERRED TAX COMPONENT

     The Deferred Tax Component must be determined on the basis of a pro forma tax return for LMC prepared in respect of the period from 1 January 2005 to the Completion Date. The Purchaser must arrange for such pro forma tax return to be prepared by its tax accountants as soon as possible after Completion, and for a tax return for the 2005 tax year to be lodged by LMC as soon as possible after 31 December 2005. The Deferred Tax Component must be paid to the Vendor by electronic funds transfer in immediately available funds to the bank account nominated in Clause 4.3 on or before the earlier of:

     (a) seven days after receipt by LMC of any tax refund in respect of the 2005 tax year, or any application, to any tax liability of LMC, the Purchaser or any of its Related Corporations, of any part of a tax credit due to LMC in respect of any of the provisional income tax instalments referred to in Clause 3,3(c); and

     (b)  30 September 2006.

4.3  BANK ACCOUNT

     The details of the bank account nominated by the Vendor are as follows:

     Bank            JP Morgan Chase Bank, New York
     Swift Id:       CHASUS33
     ABA Routing No: 021000021
     A/c Name:       Rio Tinto Finance plc
     A/c No:         9102772986

5.   COMPLETION

5.1  COMPLETION AND COMPLETION DATE

     Completion of the sale and purchase of the Sale Shares must take place at the offices of Rio Tinto Limited, 55 Collins Street, Melbourne on the Completion Date at 11 am or at such other time and place as the Parties may agree.

5.2  TRANSFER OF SALE SHARES

     At Completion:

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     (a)  the Vendor will deliver to the Purchaser:

          (i) an instrument of transfer of one Sale Share in registrable form in favour of the Purchaser and duly executed by the Vendor; and

          (ii) an instrument of transfer of the second Sale Share in registrable form in favour of the Purchaser and duly executed by Rio Tinto Nominees Limited,

          together with the share certificates for the Sale Shares;

     (b)  the Purchaser will pay the Completion Component to the Vendor;

     (c) the Purchaser will execute the instrument of transfer referred to in paragraph (a);

     (d) the Purchaser will nominate two persons to be directors of LMC and will deliver a consent to act as a director signed by each such person; and

     (e) the Vendor will procure the convening of a meeting of the directors of LMC at which:

          (i) the executed instrument of transfer of the Sale Shares and the share certificate to which it relates will be tabled;

          (ii) the directors will resolve that, subject only to stamping, the transfer be approved, the old share certificate be destroyed and a new share certificate be issued in the name of the Purchaser;

          (iii) the consents to act as a director referred to in paragraph (d) will be tabled;

          (iv) the directors will resolve that the two persons nominated under paragraph (d) be appointed as directors of LMC;

          (v) resignations of each director other than the directors referred to in sub-paragraph (iv) will be tabled; and

          (vi) the directors will resolve that the resignations referred to in sub-paragraph (v) be accepted with effect from the closure of the meeting.

5.3  OTHER TRANSACTIONS TO OCCUR AT COMPLETION

     Following the holding of the meeting of the directors of LMC referred to in Clause 5.2(e):

     (a) the Purchaser will execute the Technical and Procurement Services Agreement;

     (b) the Purchaser will procure the convening of a meeting of the directors of LMC at which the directors will resolve that the General Termination and Release Deed be executed by LMC;

     (c) the Purchaser will execute, and will procure LMC to execute, the General Termination and Release Deed;

     (d) the Vendor will procure Technological Resources Pty Ltd and Rio Tinto Services Limited to execute the Technical and Procurement Services Agreement; and

     (e) the Vendor will execute, and will procure Rio Tinto plc to execute, the General Termination and Release Deed.

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

5.4  SEQUENCE OF ACTIONS

     All actions taken as required at Completion by Clauses 5.2 and 5.3 will be deemed to be taken in the order set out therein and Completion will be deemed to have occurred at the time all such actions are completed.

6.   RELEASES AND INDEMNITIES

6.1  RELEASES AND INDEMNITIES

     With effect on and from Completion:

     (a) the Purchaser releases and indemnifies Rio Tinto from and in respect of all costs, claims, actions, demands, proceedings and liabilities of any description incurred by LMC or Rio Tinto in relation to the Lihir Project in connection with, or in any way related to, the Lihir Project Joint Venture Agreement, the Lihir Project Management Agreement, the Management Agreement, the Technical Support Agreement, the Guarantee and the Services unless such costs, claims, actions, demands, proceedings and liabilities result from wilful default involving a conscious breach or fraud by LMC or Rio Tinto prior to Completion;

     (b) without limiting the effect of other releases in favour of Rio Tinto, the Purchaser releases Rio Tinto from all liabilities that it has or might have by reason of any claim or allegation that, at any time prior to Completion. Rio Tinto exercised Effective Control of the Purchaser in relation to the management or conduct of the Lihir Project, except to the extent that the claim or allegation is based on, or a direct consequence of, a finding of:

          (i)  breach of directors' duties;

          (ii) oppression of minority shareholders; or

          (iii) fraud; and

     (c) without limiting the effect of other releases and indemnities in favour of Rio Tinto, the Purchaser:

          (i) releases Rio Tinto from all costs, claims, actions, demands, proceedings and liabilities of any description incurred by Rio Tinto (LOCAL COMMUNITY CLAIMS) arising under, or in any way relating to, Local Community Agreements; and

          (ii) indemnifies Rio Tinto in respect of any sums which Rio Tinto becomes liable to pay by reason of any judgment, award of damages, arbitral award, settlement or compromise in respect of Local Community Claims arising under or in any way connected with Local Community Agreements, provided that:

               (A) Rio Tinto will not compromise or settle any Local Community Claims without obtaining the prior written consent of the Purchaser; and

               (B) the Purchaser's liability to indemnify Rio Tinto pursuant to this Clause extends only to claims which relate to or arise in connection with the Lihir Project.

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

6.2  MONTHLY REPORTS

     The Vendor will procure the relevant member of the Rio Tinto Group to provide the Purchaser with a monthly report on the status of any Local Community Claim referred to in Clause 6.1(c)(ii) and will update such report if there is a material change in the status of such Local Community Claim. The Vendor will also procure the relevant member of the Rio Tinto Group to provide the Purchaser with reasonable access, upon reasonable notice, to relevant advice and documents in relation to any such Local Community Claim.

7.   ACKNOWLEDGEMENT

     The Purchaser acknowledges that it is not aware of:

     (a)  any breach of the Management Agreement by LMC;

     (b) any wilful default involving a conscious breach or fraud by LMC or Rio Tinto; or

     (c) any other matters or circumstances that might give rise to a claim against Rio Tinto in connection with the Management Agreement, the Technical Support Agreement, the Guarantee, the Services or the Lihir Project generally.

8.   NON-FOMENTATION

     The Purchaser agrees that it will not procure, encourage or assist in any manner whatsoever, whether directly or indirectly, any other person in relation to any claim against Rio Tinto in connection with:

     (a) any act or omission of the Rio Tinto Group as a shareholder of LMC or the Purchaser;

     (b) any act or omission of any director, officer, employee, agent or representative of the Rio Tinto Group, including while seconded to, a director of, or otherwise providing services to, LMC or the Purchaser; or

     (c) the Management Agreement, the Technical Support Agreement, the Guarantee, the Services or the Lihir Project,

     save that it is acknowledged and agreed that nothing in this Clause 8 precludes the Purchaser from joining any member of the Rio Tinto Group as a party in any proceeding if it is otherwise entitled to do so.

9.   RIGHTS OF RIO TINTO

     Under this Agreement, the Purchaser has given certain releases, indemnities, acknowledgements and undertakings in favour of Rio Tinto (RIO TINTO RIGHTS). The Purchaser acknowledges that:

     (a) the Rio Tinto Rights are held by the Vendor on trust for the benefit of each member of the Rio Tinto Group and its respective directors, officers, employees, agents and representatives; and

     (b) where applicable, each member of the Rio Tinto Group and its respective directors, officers, employees, agents and representatives may directly enforce the Rio Tinto Rights against the Purchaser.

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Share Sale and Purchase Agreement                         Allens Arthur Robinson

10.  EMPLOYEE MATTERS

10.1 RELEASE OF RIO TINTO GROUP EMPLOYEES

     Subject to the prior agreement of Jan Andersen and Paul Fulton to the transfer of their employment to the Purchaser, with effect on and from
     Completion:

     (a) the Vendor will procure that Jan Andersen and Paul Fulton will be released from employment with the Rio Tinto Group; and

     (b) the Purchaser will enter into new employment arrangements with each of Jan Andersen and Paul Fulton.

10.2 EMPLOYMENT OF GARRICK MENDHAM

     The Parties note that Garrick Mendham is currently employed by the Purchaser. The Vendor will procure that the Rio Tinto Group will offer employment to Garrick Mendham on the earlier of his cessation of employment with the Purchaser and 1 January 2007, such offer to remain open for not less than 60 days.

10.3 RESIGNATION OF NICHOLAS LAMBETH

     On or before Completion, the Vendor will procure the resignation of Nicholas Lambeth as a director of Niugini Mining (Australia) Pty Limited.

10.4 MEETINGS WITH UNDERWRITERS

     The Vendor agrees not to object to Neil Swan representing the Purchaser at meetings with the Purchaser's insurance underwriters expected to take place in mid-October 2005 on the understanding that Neil Swan will be acting at the direction of the Purchaser and not at the direction of any member of the Rio Tinto Group.

11.  BOARD REPRESENTATION

     With effect on and from Completion:

     (a) provided that the Rio Tinto Group holds at least 14% of the issued voting shares in the Purchaser and is the largest single shareholder in the Purchaser, the Purchaser will use all reasonable endeavours to ensure that, subject to shareholder approval, one nominee of the Rio Tinto Group will be a member of the board of the Purchaser, it being agreed that such reasonable endeavours include ensuring that the appointment of a nominee of the Rio Tinto Group would not breach any provisions of the Constitution of the Purchaser;

     (b) unless the Purchaser otherwise agrees, the Rio Tinto Group will not re-nominate any individual whose proposed appointment as a director has previously failed to receive shareholder approval and, in such circumstances, will not nominate another individual until the next meeting of shareholders; and

     (c) the current nominee of the Rio Tinto Group will continue to be John O'Reilly.


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Share Sale and Purchase Agreement                         Allens Arthur Robinson

12.  WARRANTIES

12.1 WARRANTIES BY VENDOR

     The Vendor represents and warrants solely to the Purchaser that, in respect of itself, each of the following statements is true and correct in all material respects as at the Completion Date.

     (a) (STATUS) It is a corporation duly incorporated and validly existing under the laws of the place of its incorporation specified in this Agreement.

     (b) (POWER) It has the power to enter into and perform its obligations under this Agreement, to carry out the transactions contemplated by this Agreement and to carry on its business as now conducted or contemplated.

     (c) (CORPORATE AUTHORISATIONS) It has taken all necessary corporate action to authorise the entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement.

     (d) (DOCUMENTS BINDING) This Agreement is its valid and binding obligation enforceable in accordance with its terms, subject to any necessary stamping and registration.

     (e) (TRANSACTIONS PERMITTED) The execution and performance by it of this Agreement and each transaction contemplated under this Agreement did not, and will not, violate in any respect a provision of:

          (i) a law or a judgment, ruling, order or decree of a Governmental Agency binding on it;

          (ii) its constitution or other constituent documents; or

          (iii) any other document or agreement which is binding on it or its assets.

     (f) (TITLE) The Vendor is the beneficial owner of the Sale Shares, free of Security Interests, and has full power and authority to transfer the Sale Shares to the Purchaser in accordance with the terms of this Agreement.

     (g) (SALE SHARES) The Sale Shares are fully paid and constitute the entire issued share capital of LMC.

12.2 WARRANTIES BY PURCHASER

     The Purchaser represents and warrants to the Vendor that, in respect of itself, each of the following statements is true and correct in all material respects as at the Completion Date.

     (a) (STATUS) It is a corporation duly incorporated and validly existing under the laws of the place of its incorporation specified in this Agreement.

     (b) (POWER) It has the power to enter into and perform its obligations under this Agreement, to carry out the transactions contemplated by this Agreement and to carry on its business as now conducted or contemplated.

     (c) (CORPORATE AUTHORISATIONS) It has taken all necessary corporate action to authorise the entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement.


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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     (d) (DOCUMENTS BINDING) This Agreement is its valid and binding obligation enforceable in accordance with its terms, subject to any necessary stamping and registration.

     (e) (TRANSACTIONS PERMITTED) The execution and performance by it of this Agreement and each transaction contemplated under this Agreement did not and will not violate in any respect a provision of:

          (i) a law or a judgment, ruling, order or decree of a Governmental Agency binding on it;

          (ii) its constitution or other constituent documents; or

          (iii) any other document or agreement which is binding on it or its assets.

13.  RIO TINTO GROUP POLICIES AND INITIATIVES

13.1 RIO TINTO GROUP POLICIES

     The Purchaser acknowledges that it has previously adopted the Rio Tinto Group policies, entitled "Business Integrity Guidance", "Human Rights Guidance" and "The way we work", and that it will take steps to formulate and implement, within a reasonable period after Completion, its own corporate policies with respect to the matters covered by such Rio Tinto Group policies.

13.2 RIO TINTO INITIATIVES

     With effect from Completion, the Purchaser will cease to be involved in any Rio Tinto Group initiatives, including the Improving Performance Together
     (IPT) program.

14. CONSULTATION WITH RIO TINTO GROUP PERSONNEL, ACCESS TO RECORDS, AND ACCESS TO DATA, REPORTS AND INFORMATION

14.1 CONSULTATION WITH RIO TINTO GROUP PERSONNEL

     For a period of two years following Completion, the Vendor will procure that personnel of the Rio Tinto Group will, on reasonable notice and within reasonable limits, be available to answer questions relating to the history of, and activities undertaken by, LMC and the Lihir Project, provided that all such answers will be given at no charge to the Purchaser but otherwise on the basis that they constitute the provision of services under the Technical and Procurement Services Agreement.

14.2 ACCESS TO RECORDS

     After Completion, the Purchaser will provide the Rio Tinto Group with reasonable access, upon reasonable notice, to information and records of LMC to enable the Rio Tinto Group to comply with any legal, accounting, tax or regulatory requirements.

14.3 ACCESS TO DATA, REPORTS AND INFORMATION

     On request by the Purchaser, the Vendor will, upon reasonable notice and within reasonable limits, provide the Purchaser with data, reports and other technical or operating information generated in the performance of any services of a technical or operating nature provided by the Rio Tinto Group


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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     to the Purchaser prior to Completion, to the extent that such data, reports and information are reasonably able to be retrieved by the Vendor or the Rio Tinto Group. Such provision of information does not include any right for the Purchaser to use or access any of the systems that were used for the purposes of providing the abovementioned services. The Purchaser agrees to reimburse the Vendor for all reasonable expenses of the Rio Tinto Group in providing any such data, reports and/or information, and the Vendor reserves the right to charge the Purchaser for the reasonable costs of the time spent by Rio Tinto Group directors, officers, employees, agents and representatives in meeting the Purchaser's request.

15.  INSURANCE CLAIM

     Nothing in this Agreement is to be taken to prejudice any rights of the Purchaser in relation to an existing business interruption insurance claim which the Purchaser is making against its insurers.

16.  LIHIR PROJECT INFORMATION

     The Vendor undertakes that, for a period of two years following Completion, it will procure the Rio Tinto Group to:

     (a) keep in strict confidence all confidential information in relation to the Lihir Project held by it and provided by the Purchaser or LMC to the Rio Tinto Group prior to Completion in connection with the provision of management or technical services by the Rio Tinto Group; and

     (b) without the prior consent of the Purchaser, not disclose such confidential information to any third party unless required to do so by law or regulation.

     Relevant confidential information does not include information or material:

     (c) that is already in the public domain or comes into the public domain otherwise than by wrongful disclosure by the Rio Tinto Group; or

     (d) received by the Rio Tinto Group from a third party that is entitled to so provide the information or material.

     Where relevant confidential information is in the possession of the Rio Tinto Group which the Rio Tinto Group wishes to dispose of, the Rio Tinto Group will notify the Purchaser of the general nature of such information and will give the Purchaser a reasonable opportunity to review and take possession of that information. If the Purchaser fails to review and take possession of the information within a reasonable period of time, the Rio Tinto Group shall be entitled to destroy such information.

17.  NON-SOLICITATION

     Save as provided in Clause 10, each Party undertakes to the other Party that, for a period of two years following Completion, neither it nor any of its Related Corporations will, without the consent of the other Party, engage, induce or attempt to induce (either as an employee, contractor or otherwise) an employee of the other Party provided that this undertaking shall not apply in relation to any employee of a Party who contacts the other Party or any of its Related Corporations in


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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     response to an employment advertisement placed by the other Party or any of its Related Corporations in the print or electronic media.

18.  CONFIDENTIALITY

18.1 SEC FILING

     It is acknowledged that, in accordance with regulatory requirements, a copy of this Agreement will be filed with the US Securities and Exchange Commission.

18.2 UNDERTAKING

     Without limiting Clause 16 and subject to Clauses 18.1 and 18.3, each Party undertakes to the other Party that it, its Related Corporations, and its servants and agents will keep entirely secret and confidential, all information relating in any way to the negotiation of this Agreement or to any correspondence, exchanges or negotiations in respect of the administration of this Agreement.

18.3 PERMITTED DISCLOSURE

     The undertakings of each Party under Clause 18.2 do not apply to the extent that disclosure of the relevant information is:

     (a)  required by applicable law;

     (b) required by any recognised stock exchange on which the Vendor's shares or the shares of any member of the Rio Tinto Group are listed;

     (c) made to such of its officers and professional advisers and those of its Related Corporations as may be necessary for ordinary business purposes, provided that the relevant Party must use its best endeavours to ensure all matters disclosed are kept confidential; or

     (d)  made with the prior written consent of the other Party.

19.  ENTIRE AGREEMENT

     This Agreement contains the entire agreement between the Parties with respect to its subject matter. It sets out the only conduct relied on by the Parties and supersedes all earlier conduct and prior agreements and understandings between the Parties in connection with its subject matter.

20.  AMENDMENT

     This Agreement may be amended only by another agreement executed by both Parties.

21.  ASSIGNMENT

     The rights and obligations of a Party under this Agreement cannot be assigned, encumbered or otherwise dealt with except with the prior written consent of the other Party, which consent may not be unreasonably withheld.


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Share Sale and Purchase Agreement                         Allens Arthur Robinson

22.  NO WAIVER

     No failure to exercise nor any delay in exercising any right, power or remedy by a Party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Party granting that waiver unless made in writing.

23.  COSTS AND STAMP DUTY

     Each Party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement. All stamp duty (including fines, penalties and interest) which may be payable on or in connection with this Agreement and any instrument executed under or any transaction evidenced by this Agreement must be borne by the Purchaser. The Vendor agrees to reimburse to the Purchaser an amount up to US$7000 in respect of an assessment of stamp duty payable on the transfer of the Sale Shares which is attributable to the Deferred Tax Component. The Vendor will pay such reimbursement to the Purchaser promptly upon receiving a copy of the assessment.

24.  MERGER

     The rights and obligations of the Parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

25.  FURTHER ASSURANCES

     Each Party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it, whether before or after the Completion Date.

26.  ABSOLUTE BAR

     This Agreement may be pleaded and tendered by any Party as an absolute bar and defence to any proceeding brought or made by another Party in breach of the terms of this Agreement.

27.  SEVERABILITY OF PROVISIONS

     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions to this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

28.  MORATORIUM LEGISLATION

     To the full extent permitted by law all legislation that at any time directly or indirectly:

     (a) lessens, varies or affects in favour of any Party any obligation under this Agreement; or


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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     (b) delays, prevents or prejudicially affects the exercise by any Party of any right, power or remedy conferred by this Agreement,

     is excluded from this Agreement.

29.  ENUREMENT

     The provisions of this Agreement will enure for the benefit of and be binding on the Parties and their respective successors and permitted substitutes and assigns and (where applicable) legal personal representatives.

30.  GOVERNING LAW

     This Agreement is governed by the laws of Victoria. Each Party submits to the exclusive jurisdiction of courts exercising jurisdiction there, and waives any right to claim that those courts are an inconvenient forum.

31.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

32.  NOTICES

     Any notice, demand, consent or other communication (a NOTICE) given or made under this Agreement:

     (a) must be in writing and signed by a person duly authorised by the sender;

     (b) must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

          (i)   to the Purchaser: Lihir Gold Limited
                                  PO Box 789
                                  Port Moresby
                                  Attention: Company Secretary
                                  Fax No: (+675) 321 4705,
                                  with a copy to: (+675)986 4018

          (ii)   to the Vendor:   Rio Tinto Western Holdings Limited
                                  c/- Rio Tinto Limited
                                  55 Collins Street
                                  Melbourne, Victoria 3000
                                  Attention: General Counsel
                                  Fax No: +61 3 9283 3603; and


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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     (c)  will be taken to be duly given or made:

          (i)  in the case of delivery in person, when delivered;

          (ii) in the case of delivery by post, two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country); and

          (iii) in the case of fax, on receipt by the sender of a transmission result report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place to which the Notice is sent or at a time later than 4pm (local time), it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

Each attorney executing this Agreement states that he or she has no notice of the revocation or suspension of his or her power of attorney.

EXECUTED as an agreement.

SIGNED for and on behalf of LIHIR
GOLD LIMITED by its duly
authorised representative in the
presence of:


/s/ Celine Bita                         /s/ Mark Laurie
-------------------------------------   ----------------------------------------
Witness Signature                       Authorised Representative Signature

CELINE BITA                             MARK LAURIE
Print Name                              Print Name


SIGNED for and on behalf of RIO TINTO
WESTERN HOLDINGS LIMITED by its
attorney in the presence of:


-------------------------------------   ----------------------------------------
Witness Signature                       Attorney Signature

-------------------------------------   ----------------------------------------
Print Name                              Print Name

Share Sale and Purchase Agreement                         Allens Arthur Robinson

DATE 10th October 2005

PARTIES

      1. RIO TINTO WESTERN HOLDINGS LIMITED (Company No. 00007132) a company registered in the United Kingdom whose registered office is 6 St. James's Square, London, SW1Y 4LD (the VENDOR)

      2. LIHIR GOLD LIMITED a company incorporated in Papua New Guinea of Level 7, Pacific Place, Comer Champion Parade and Musgrave Street, Port Moresby (the PURCHASER)

RECITALS

      A    LMC is the manager of the Lihir Project

      B The Vendor is the beneficial owner of the Sale Shares, which comprise 100% of the issued shares in the capital of LMC.

      C In furtherance of an agreement by the Purchaser and the Rio Tinto Group to terminate the existing management arrangements in relation to the Lihir Project, the Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares on the terms set out in this Agreement.

      D By letter dated 14 September 2005 to the Purchaser's solicitors, Blake Dawson Waldron, the Bank of Papua New Guinea granted authority to execute this Agreement and to give the indemnities set out herein under the Papua New Guinea Central Banking (Foreign Exchange and
           Gold) Regulation.

      E On 16 September 2005, the Purchaser released a statement to the Australian Stock Exchange in relation to the subject matter of this Agreement and related matters.

IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     The following definitions apply unless the context requires otherwise.

     COMPLETION means completion of the sale and purchase of the Sale Shares under this Agreement, as provided in Clause 5.

     COMPLETION COMPONENT has the meaning given in Clause 3.3(a).

     COMPLETION DATE means 4 October 2005 or such other date as may be agreed between the Parties.


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Share Sale and Purchase Agreement                         Allens Arthur Robinson

     (c)  will be taken to be duly given or made:

          (i)  in the case of delivery in person, when delivered;

          (ii) in the case of delivery by post, two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country); and

          (iii) in the case of fax, on receipt by the sender of a transmission result report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place to which the Notice is sent or at a time later than 4pm (local time), it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

Each attorney executing this Agreement states that he or she has no notice of the revocation or suspension of his or her power of attorney.

EXECUTED as an agreement.

SIGNED for and on behalf of LIHIR
GOLD LIMITED by its duly authorised
representative in the presence of:


-------------------------------------   ----------------------------------------
Witness Signature                       Authorised Representative Signature

-------------------------------------   ----------------------------------------
Print Name                              Print Name


SIGNED for and on behalf of RIO TINTO
WESTERN HOLDINGS LIMITED by its
attorney in the presence of:


/s/ Charles De Lawcey Ritchie           /s/ Stephen Ernest Nigel Creese
-------------------------------------   ----------------------------------------
Witness Signature                       Attorney Signature

CHARLES DE LAWCEY RITCHIE               STEPHEN ERNEST NIGEL CREESE
Print Name                              Print Name


                                                                         Page 17